[ LETTERHEAD OF HENDERSON, WETHERILL, O'HEY & HORSEY ]



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, DC 20549

     Re: Rule 24f-2 Notice for NRM Investment Company
         Registration No. 2-66073

Gentlemen:

     As counsel for NRM Investment Company (the "Company"), we are of the opinion that the 19.6 shares of the Company's common stock sold during the fiscal year ended August 31, 1996 in reliance on Rule 24f-2, the registration of which is made definite in number by a Rule 24f-2 notice which this opinion accompanies, were legally issued, fully paid, and nonassessable by the Company.

                                           Very truly yours,

                                           HENDERSON, WETHERILL, O'HEY & HORSEY

                                           By /s/ Edward Fackenthal
                                              ---------------------------------
                                              Edward Fackenthal

EF:pb